Exhibit 99.1

Bayer AG Communications, Government Relations & Corporate Brand 51368 Leverkusen Germany Tel. +49 214 30-1 www.news.bayer.com News Release Bayer increases Monsanto offer and provides certainty on financing and regulatory matters Monsanto all-cash offer increased to USD 125 per share on July 1 after additional information received in private discussions Bayer has comprehensively addressed Monsanto’s questions concerning financing of the transaction In addition to certain commitments to regulators possibly required, Bayer has offered a USD 1.5 billion reverse antitrust break fee, reaffirming its confidence to successfully close The revised offer retains compelling value creation potential for Bayer shareholders Bayer remains fully committed to pursuing this transaction Leverkusen, July 14, 2016 – Over the past several weeks Bayer has engaged in private talks with Monsanto. Following receipt of additional information Bayer has raised its all-cash offer to Monsanto shareholders from USD 122 to USD 125 per share verbally on July 1 and in an updated proposal submitted to Monsanto on July 9. In addition, it has comprehensively addressed Monsanto’s questions concerning financing and regulatory matters and is prepared to make certain commitments to regulators, if required, to complete the proposed acquisition of Monsanto. Bayer reaffirmed that its offer provides transaction certainty and would not be subject to a financing condition. A Syndicated Loan Facility Agreement sufficient to provide the entire transaction financing is ready and prepared to be co-underwritten by five banks (BofA Merrill Lynch, Credit Suisse, Goldman Sachs, HSBC and JP Morgan). Bayer remains confident in its ability to obtain all necessary regulatory approvals in a timely manner given complementary geographic and product portfolios. In addition to certain commitments to regulators, should they be required, Bayer has offered a - 1/3 -

USD 1.5 billion reverse antitrust break fee, reaffirming its confidence in a successful closing. “We are convinced that this transaction is the best opportunity available to provide Monsanto shareholders with highly attractive, immediate and certain value. Bayer is fully committed to pursuing this transaction,” said Werner Baumann, CEO of Bayer AG. Bayer believes that its offer fully captures the intrinsic value of Monsanto, and shares the synergy benefits that the combination would create. The revised offer represents a premium of 40 percent over Monsanto’s closing share price on May 9, 2016. The specific terms of any definitive transaction agreement remain subject to the final approval of Bayer’s Supervisory Board. For more information please visit: www.advancingtogether.com Bayer: Science For A Better Life Bayer is a global enterprise with core competencies in the Life Science fields of health care and agriculture. Its products and services are designed to benefit people and improve their quality of life. At the same time, the Group aims to create value through innovation, growth and high earning power. Bayer is committed to the principles of sustainable development and to its social and ethical responsibilities as a corporate citizen. In fiscal 2015, the Group employed around 117,000 people and had sales of EUR 46.3 billion. Capital expenditures amounted to EUR 2.6 billion, R&D expenses to EUR 4.3 billion. These figures include those for the high-tech polymers business, which was floated on the stock market as an independent company named Covestro on October 6, 2015. For more information, go to www.bayer.com. Contact: Günter Forneck, phone +49 214 30-50446 Email: guenter.forneck@bayer.com - 2/3 -

Christian Hartel, phone +49 214 30-47686 Email: christian.hartel@bayer.com fo/ha (2016-0157E) Forward-Looking Statements This release may contain forward-looking statements based on current assumptions and forecasts made by Bayer management. Various known and unknown risks, uncertainties and other factors could lead to material differences between the actual future results, financial situation, development or performance of the company and the estimates given here. These factors include those discussed in Bayer’s public reports which are available on the Bayer website at www.bayer.com. The company assumes no liability whatsoever to update these forward-looking statements or to conform them to future events or developments. Additional Information This communication relates to a proposed offer by Bayer Aktiengesellschaft or its subsidiaries (“Bayer”), to purchase all of the outstanding shares of common stock, par value $0.01 per share, of Monsanto Company, a Delaware corporation (“Monsanto”). This communication is neither an offer to purchase nor a solicitation of an offer to sell shares of Monsanto. No tender offer for the shares of Monsanto has commenced at this time. At the time a tender offer for the shares of Monsanto is commenced, Bayer will file tender offer materials (including an Offer to Purchase, a related Letter of Transmittal and certain other offer documents) with the Securities and Exchange Commission (the “SEC”) with respect to the tender offer. Any definitive tender offer documents will be mailed to the stockholders of Monsanto. STOCKHOLDERS OF MONSANTO ARE URGED TO READ THE RELEVANT TENDER OFFER MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING THE TENDER OF THEIR SHARES. Stockholders of Monsanto will be able to obtain free copies of these documents (if and when available) and other documents filed by Bayer with the SEC through the website maintained by the SEC at www.sec.gov. - 3/3 -